UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2024

DOLPHIN ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Florida	001-38331	86-0787790
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 Alhambra Circle, Suite 1200, Coral Gables, Florida 33134
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (305) 774 -0407

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.015 par value per share	DLPN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this report is incorporated herein by reference.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors of Dolphin Entertainment, Inc., a Florida corporation (the “Company”), has approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.015 per share (the “Common Stock”), at a ratio of 1-for-2 (the “Reverse Stock Split”). The Reverse Stock Split went effective on October 16, 2024 (the “Market Effective Date”).

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number. The Common Stock began trading on a split-adjusted basis on the Nasdaq Capital Market exchange on the Market Effective Date. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock changed to 25686H 308. The trading symbol for the Common Stock will remain “DLPN.”

Split Adjustment; Treatment of Fractional Shares. The total number of shares of Common Stock held by each shareholder of the Company was converted automatically into the number of shares of Common Stock equal to: (i) the number of issued and outstanding shares of Common Stock held by each such shareholder immediately prior to the Reverse Stock Split divided by (ii) 2. Any fractional share of Common Stock that would otherwise result from the Reverse Stock Split is being rounded to a whole share and, as such, any shareholder who otherwise would have held a fractional share after giving effect to the Reverse Stock Split instead holds one whole share of the post-Reverse Stock Split Common Stock after giving effect to the Reverse Stock Split. As a result, no fractional shares are being issued in connection with the Reverse Stock Split and no cash or other consideration is being paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Company is treating shareholders holding shares of Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as shareholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees are instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. The shares of Common Stock underlying the Company’s outstanding awarded options, restricted stock units and warrants will be similarly adjusted along with corresponding adjustments to their exercise prices. Nevada Agency and Transfer Company, the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split and will provide instructions to shareholders of record regarding the process for exchanging shares.

Articles of Amendment; Shareholder Approval. The Company effected the Reverse Stock Split pursuant to the Company’s filing of Articles of Amendment (the “Articles of Amendment”) to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Florida on October 15, 2024, in accordance with Section 607.10025 of the Florida Business Corporation Act (the “Act”). The Articles of Amendment became effective at 12:01 a.m. on October 16, 2024. A copy of the Articles of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The Articles of Amendment were approved by the Company’s shareholders pursuant to 607.10025 of the Act at the Company’s annual meeting of shareholders held on September 25, 2024.

Capitalization. The number of authorized shares of Common Stock remain unchanged at 200,000,000 shares. As of October 16, 2024, there were 22,224,984 shares of Common Stock outstanding. As a result of the Reverse Stock Split, there are 11,112,584 million shares of Common Stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Stock Split did not have any effect on the stated par value of the Common Stock.

Item 7.01. Regulation FD Disclosure.

On October 14, 2024, the Company issued a press release announcing the Reverse Stock Split.  A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01. The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment to Amended and Restated Articles of Incorporation of Dolphin Entertainment, Inc.
99.1	Press Release dated October 14, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLPHIN ENTERTAINMENT, INC.

Date: October 16, 2024	By:	/s/ Mirta A. Negrini
Mirta A. Negrini
Chief Financial and Operating Officer